CONCORD EFS, INC.
                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS







To the Stockholders of
Concord EFS, Inc.

     Notice is hereby given that the Annual Meeting of Stockholders of Concord EFS, Inc. ("Concord" or the "Company") will be held at Colonial Country Club, 2736 Countrywood Parkway, Memphis Tennessee on May 25, 2000 beginning at 9:30 a.m. CST, for the following purposes:

1.   To elect directors to serve for the ensuing year;

2. To transact such other business as may properly come before the annual meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 17, 2000 as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting. The By-Laws of the Company require that the holders of a majority of all stock issued, outstanding and entitled to vote be present in person or represented by proxy at the meeting in order to constitute a quorum.


                       By Order of the Board of Directors



                               Richard M. Harter
                                   Secretary




April 7, 2000


                WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,
                   PLEASE SIGN AND RETURN THE ENCLOSED PROXY.

             No postage is required if mailed in the United States.

                               CONCORD EFS, INC.

                                PROXY STATEMENT
                                 April 7, 2000

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Concord EFS, Inc. ("Concord" or the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on May 25, 2000 and any adjournments thereof. Shares as to which proxies have been executed will be voted as specified in the proxies. A proxy may be revoked at any time by notice in writing received by the Secretary of the Company before it is voted. A majority in interest of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The Company's only issued and outstanding class of voting securities is its Common Stock, par value $0.33 1/3 per share. Each stockholder of record on March 17, 2000 is entitled to one vote for each share registered in such stockholder's name. As of that date, the Company's Common Stock was held by approximately 33,700 stockholders.

     The following table sets forth, as of March 17, 2000, the ownership of the Company's Common Stock by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, by each director who owns shares and by all directors and officers of the Company as a group.

                                                                  Percent of
                                                 Shares          Outstanding
          Beneficial Owner (1)                    Owned           Shares (2)
---------------------------------------------   ----------        -----------
Dan M. Palmer (3), Chairman & CEO                4,387,807            2.1%

Edward A. Labry III (4), President               3,091,099            1.5%

Vickie Brown (5), Sr. Vice-President               153,702            0.1%

Christopher Reckert (6), Sr. Vice-President         82,101            0.0%

Edward T. Haslam (7), Sr. Vice-President            41,500            0.0%

Joyce Kelso (8), Director                          397,347            0.2%

Richard P. Kiphart (8), Director                 5,239,282            2.5%

Richard M. Harter (9), Director                    134,550            0.1%

Jerry D. Mooney (9), Director                       60,612            0.0%

David C. Anderson (9), Director                     64,389            0.0%

J. Richard Buchignani (9), Director                 40,274            0.0%

Paul Whittington (9), Director                      34,593            0.0%

Douglas C. Altenbern (10), Director                 44,750            0.0%

All officers, directors and nominees
as a group (13 persons) (11)                    13,772,006            6.5%

William Blair & Company, LLC (12)               24,554,352           11.6%
222 West Adams Street
Chicago, IL 60606

AMVESCAPP PLC and Subsidiaries (13)             16,193,312            7.6%
11 Devonshire Square
London EC2M 4YR England

Putnam Investment Management, Inc. (14)         13,654,658            6.4%
One Post Office Square
Boston, MA  02109


(1) The address of each beneficial owner that is also a director is the same as the Company's.

(2) Percentage ownership is based on 212,194,961 shares issued and outstanding, plus the number of shares subject to options exercisable within 60 days from the record date by the person or the aggregation of persons for which such percentage ownership is being determined.

(3) Shares owned include 4,367,807 shares covered by unexercised stock options.

(4) Shares owned include 3,056,482 shares covered by unexercised stock options.

(5) Shares owned include 153,701 shares covered by unexercised stock options.

(6) Shares owned include 77,101 shares covered by unexercised stock options.

(7) Shares owned include 37,500 shares covered by unexercised stock options.

(8) Shares owned include 13,500 shares covered by unexercised stock options.

(9) Shares owned include 28,000 shares covered by unexercised stock options.

(10) Shares owned include 6,750 shares covered by unexercised stock options.

(11) Shares owned include 7,866,341 shares covered by unexercised stock options.

(12) Based on a Schedule 13G/A dated as of June 11, 1999, filed by William Blair & Company, LLP ("Blair"). Includes 2,693,420 shares as to which Blair has sole voting power and 24,554,352 shares as to which Blair has sole dispositive power. Blair disclaims beneficial ownership as to 16,113,746 of such shares.

(13) Based on a Schedule 13G/A dated as of February 4, 2000, filed by AMVESCAP PLC and Subsidiaries.

(14) Based on a Schedule 13G/A dated as of February 11, 2000, filed by Putnam Investment Management, Inc.

                             ELECTION OF DIRECTORS

     Nine directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Unless a proxy is executed to withhold authority for the election of any or all of the directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following nine nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for director, such instruction will be followed by the persons named in the proxy. All nine of the nominees are now members of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxies will vote for the others and may vote for a substitute for such nominee. An affirmative vote of a majority of the Company's Common Stock represented in person or by proxy at the meeting is necessary for the election of the individuals named below.

Recommended Vote

     The Board of Directors recommends that you vote "FOR" the election of these nine individuals as directors.

     The following table lists the name of each proposed nominee; his/her age; his/her business experience during at least the past five years, including principal offices with the Company or a subsidiary of the Company; and the year since which he/she has served as a director of the Company. There are no family relationships among the nominees.


                                       Office With the Company, Business
Nominees and Ages                Experience and Year First Elected Director
--------------------------  ----------------------------------------------------
Dan M. Palmer (57)          Mr. Palmer became Chairman of the Board in February
                            1991. Mr. Palmer has been Chief Executive Officer of the Company since August 1989, and a Director of the Company since May 1987. Mr. Palmer has been the Chief Executive Officer of EFS National Bank
                            (formerly EFS, Inc.) since its inception in 1982.
                            He joined Union Planters National Bank in June 1982 and founded the EFS operations within the bank. He continued as President and Chief Executive Officer of EFS when it was acquired by Concord in March
                            1985.

Joyce Kelso (58)            Mrs. Kelso has been a Director since May 1991.  She
                            was Vice President in charge of Customer Service when EFS began operations. In August 1990, she was elected Senior Vice President of the Company.
                            January 1, 1995, Mrs. Kelso semi-retired and on
                            January 1, 1997, she became fully retired.

Edward A. Labry III (37)    Mr. Labry joined EFS in 1984.  He was made Director
                            of Marketing in March 1987 and Vice President of
                            Sales in February 1988. In August 1990, he was elected to Chief Marketing Officer of the Company.
                            In February 1991, he was elected Senior Vice
                            President of the Company. He became President of the Company in October 1994, and President of EFS
                            National Bank in December 1994.

Richard M. Harter (63)*     Mr. Harter has been the Company's Secretary and a
                            Director since the Company's formation. He is a partner of Bingham Dana LLP, legal counsel to the Company.

Jerry D. Mooney (47)* +     Mr. Mooney has been a Director of the Company since
                            August 1992. He was the founder, President and Chief Executive Officer of VHA Long Term Care and its predecessor company from 1981 through 1995. He also served as a Senior Board Advisor from 1994 to April 1998 to The Service Master Company and as
                            President of its Healthcare New Business Initiatives section or PEO division during this time. He retired in 1998.

Richard  Buchignani (51)*   Mr. Buchignani has been a Director of the Company
                            since August 1992. He is a partner in the Memphis, Tennessee office of the law firm of Wyatt, Tarrant &
                            Combs, who also serves as local counsel to the Company. Mr. Buchignani has been affiliated with the law firm since 1995 when most of the members of his firm of 18 years joined Wyatt, Tarrant & Combs.

Paul L. Whittington (64)* + Mr. Whittington has been a Director of the Company since May 1993. Mr. Whittington had been the Managing Partner of the Memphis, Tennessee and Jackson, Mississippi offices of Ernst & Young from 1988 until his retirement in 1991. Since 1979, he had been the partner in charge of consulting at various Ernst & Young offices.

Richard P. Kiphart (57)*    Mr. Kiphart has been a Director of the Company since
                            March 1997. In 1972 he became a General Partner of
                            William Blair & Company, LLC.  He served as head of
                            Equity Trading from 1972 to 1980.  He joined the
                            Corporate Finance Department in 1980, and was made head of that department in January 1995.

Douglas C. Altenbern (63)*  Mr. Altenbern has been a Director of the Company since February 1998. Mr. Altenbern served as Vice Chairman of First Financial Management Corporation until 1989, at which time he resigned to found Argosy Network Corporation, of which he served as Chairman and CEO. In 1992 he sold his interest in Argosy and in 1993 founded Pay Systems of America, of which he served as Chairman and CEO through December 1996. He currently is a private investor and serves as a Director on the Boards of The Bradford Funds, Inc., OPTS, Inc., Interlogics, Inc. CSM, Inc. and Equitas.

 * Member of the Board's Audit Committee.
 + Member of the Board's Compensation Committee.

Compensation of Directors

     The Company currently pays to each non-employee director of the Company $8,000 cash director fee each year for attending scheduled board meetings. Each non-employee director receives $1,000 for any special teleconference meetings attended. In addition, non-employee directors are granted options to purchase 10,875 shares of the Company's common stock at market value on the date of the annual meeting of stockholders. One director receives an annual fee of $8,000 plus $2,000 for each meeting attended. This director is granted options to purchase only 9,000 shares of the Company's stock in the same manner as the other non-employee directors. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors. Two of the nine nominees are employees of the Company and are not separately compensated for serving as directors.


Executive Compensation

     The following summary compensation table is intended to provide a comprehensive overview of the Company's executive pay practices. It includes the cash compensation paid or accrued by the Company and its subsidiaries for services in all capacities during the fiscal year ended December 31, 1999, to or on behalf of each of the Company's named executives. Named executives include the Chief Executive Officer and the President of the Company.

Summary Compensation Table

                                      Annual Compensation
        Name and                  Salary      Bonus      Other     Long-Term Compensation
   Principal Position      Year     ($)        ($)        ($)         Options Awarded*
------------------------   ----  --------    -------    -------    ----------------------
Dan M. Palmer              1999   538,750    393,750                      1,687,500
 Chairman of the Board     1998   466,538    331,250                      1,687,500
 Chief Executive Officer   1997   427,392    262,000                      1,800,000
 of the Company and
 EFS National Bank

Edward A. Labry III        1999   538,750    393,750                      1,687,500
 President of the Company  1998   466,538    331,250                      1,687,500
 and EFS National Bank     1997   417,777    262,000                      1,800,000

Christopher Reckert        1999   225,481     40,000                        160,000
 Senior Vice President     1998   163,942     20,000                         56,250
 of the Company and        1997   132,693     15,000                         56,250
 EFS National Bank

Vickie Brown               1999   203,462     40,000                         77,500
 Chief Operations Officer  1998   184,519     20,000                         56,250
 of the Company and        1997   165,770     15,000                         67,498
 EFS National Bank

Edward T. Haslam           1999   186,200    237,500     11,313             185,000
 Chief Administrative      1998   178,150     85,000      7,005              55,363
 Officer of the Company    1997   155,950     76,000      5,000              31,636

* Options awarded have been restated to reflect all stock splits.


Stock Options

     The following tables present the following types of information for options granted to the Company's named executives under the Company's 1993 Incentive Stock Option Plan. Table I - options granted and the potential realizable value of such options, and Table II - options exercised in the latest fiscal year and the number of unexercised options held.

                                    Table I
                            Options Granted in 1999

                               Individual Grants
                 ----------------------------------------------        Potential Realizable
                                 % 0f Total                               Value at Assumed
                                   Options                             Annual Rates of Stock
                                 Granted to   Exercise                   Price Appreciation
                       Options  Employees in    price    Expiration       for Option Term
        Name           Granted       1999     ($/Share)     Date        5% ($)       10% ($)
-------------------  ---------- ------------ ----------  ----------  -----------   -----------
Dan M. Palmer         1,687,500     37.5%     $21.14      1/4/2009    22,435,030    56,854,770

Edward A. Labry III   1,687,500     37.5%     $21.14      1/4/2009    22,435,030    56,854,770

Christopher Reckert     160,000      3.6%     $21.34      2/18/2009    2,147,675     5,442,630

Vickie Brown             77,500      1.7%     $21.73      2/18/2009    1,059,106     2,683,982

Edward T. Haslam        185,000      4.1%     $21.50      2/18/2009    2,501,428     6,339,111


                                    Table II
           Options Exercised in 1999 and 1999 Year End Option Values

                                                                    Value of
                                                      Number of    Unexercised
                     Shares Acquired   Value ($)     Unexercised  In-the-Money
Name                 on Exercise (#)  Realized(1)     Options(#)  Options($)(2)
-------------------  ---------------  -----------    -----------  -------------
Dan M. Palmer                -0-            -0-      3,473,432(E)  63,159,967(E)
                                                     3,722,344(U)  36,250,363(U)

Edward A. Labry III          -0-            -0-      2,775,232(E)  46,779,921(E)
                                                     3,722,344(U)  36,250,363(U)

Christopher Reckert          -0-       1,883,853           -0-(E)         -0-(E)
                                                       224,530(U)   1,739,628(U)

Vickie Brown                 -0-            -0-         98,856(E)   1,632,849(E)
                                                       166,093(U)   1,577,682(U)

Edward T. Haslam             -0-       2,309,253           -0-(E)         -0-(E)
                                                       185,000(U)     793,745(U)

(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the exercise date.
(2) Values are calculated by subtracting the exercise price from the fair market value of the stock on December 31, 1999.
(E)  Exercisable at December 31, 1999.
(U)  Unexercisable at December 31, 1999.

Committees; Attendance

     The Board of Directors held four regular meetings during the fiscal year ended December 31, 1999. Each of the directors attended at least 75% of the total number of meetings of the Board.

     The Audit Committee, consisting of Messrs. Anderson, Buchignani, Harter, Mooney, Whittington and Kiphart met three times during the fiscal year ended December 31, 1999. The Audit Committee reviewed the results of the audit conducted by outside auditors and management's response to the management letter prepared by outside auditors. The Audit Committee also monitored the Company's compliance with the Year 2000 computer issues.

The Board of Directors has no Nominating Committee.



Compensation Committee Report on Executive Compensation

Committee Composition

     The Board of Directors has a Compensation Committee of Messrs. Anderson, Mooney and Whittington (the "Committee"), who are not employees of the Company or any of its affiliates and have never been employees of the Company or any of its affiliates.

General Policy

     It is the policy of the Committee to establish base salaries, award bonuses and grant stock options to executive officers in such amounts as will assure the continued availability to the Company of the services of the executives and will recognize the contributions made by the executives to the success of the Company's business and the growth over time in the market capitalization of the Company. To achieve these goals, the Committee establishes base salaries at levels which it believes to be below the mid-point for comparable executives in companies of comparable size and scope. The Committee then awards cash bonuses reflecting individual performance during the year for which the awards are made. For executives other than the Chief Executive Officer and President, the Committee receives bonus award recommendations from the Chief Executive Officer. The Committee grants stock options to senior and middle management executives of the Company and its affiliates at levels which it believes to be higher than average for comparable companies in order to give the executives significant incentive to improve the revenue of the Company and its market capitalization.
Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. The Committee has considered these requirements and believes that the Company's 1993 Incentive Stock Option Plan meets the requirement that it be "performance based" and, therefore, exempt from the limitations on deductibility. Historically, the combined salaries and bonuses of the Company's executive officers have been well under the $1 million limit. The Committee's present intention to comply with
Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its stockholders.

Specific Arrangements for CEO and President

     During 1998, Concord entered into five-year incentive agreements with its Chief Executive Officer and with its President. Each incentive agreement provides for base salary of $550,000 with annual reviews, for a bonus opportunity equal to 50% of base salary with growth in earnings per share being a significant factor in awarding the bonuses and for option grants of 562,500 shares per year. In addition, each incentive agreement provided for a one-time option grant for 1,125,000 shares with a "reload" feature: after the stock market price reaches $21.33 per share for a stated period, a new option for 562,500 shares will be granted at $21.33; and after the stock market price reaches $28.45, a new option for 281,250 shares will be granted at $28.45. The first of these milestones has already been reached.

     The Chief Executive Officer and President's base salary, cash bonus and option grants were established by the Committee based upon its members' own experience in their companies and in other companies which they serve as directors or advisors. In addition, the Committee received advice from a compensation consulting firm in setting compensation levels for executive officers. In setting the base salary, bonus and option grants for 1998 for the Chief Executive Officer and President, the Committee considered the 39% increase in revenues and the 50% increase in diluted earnings per share in 1998 over 1997. Additionally, the Committee noted that for the preceding three years the Company's revenue growth averaged approximately 44% per year, that its market capitalization growth averaged approximately 71% per year and that these individuals were responsible for past growth and uniquely situated to contribute to the future growth of the Company.

                                                     David C. Anderson
                                                     Jerry D. Mooney
                                                     Paul L. Whittington

Five Year Cumulative Stockholder Return

     Below is a performance table which compares the Company's cumulative total stockholder return during the previous five years with the NASDAQ stock market, and the NASDAQ financial stocks (the Company's peer group).

                                      NASDAQ             NASDAQ
  Date       Concord EFS, Inc.     Stock Market     Financial Stocks
--------     -----------------     ------------     ----------------
12/31/94          100.00              100.00             100.00
12/31/95          253.52              141.34             150.97
12/31/96          381.41              173.90             193.82
12/31/97          335.84              213.07             296.48
12/31/98          858.14              300.43             287.78
12/31/99          782.20              555.99             284.64

                                 OTHER MATTERS

     The Board of Directors knows of no matters which are likely to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice and referred to herein. If any other matter properly comes before the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

                              CERTAIN TRANSACTIONS

Bingham Dana LLP serves as legal counsel to the Company. Richard M. Harter, Secretary and Director of the Company, is a partner of that firm. Wyatt, Tarrant and Combs also serves as legal counsel to the Company. J. Richard Buchignani, Director of the Company, is a partner of that firm.

                        INFORMATION CONCERNING AUDITORS

Representatives of Ernst & Young LLP are expected to be at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.


                             STOCKHOLDERS PROPOSALS

     Stockholder proposals to be submitted for vote at the 2001 Annual Meeting must be delivered to the Company on or before December 8, 2000.

                            EXPENSES OF SOLICITATION

     Solicitations of proxies by mail is expected to commence on April 7, 2000, and the cost thereof will be borne by the Company. Copies of solicitation materials will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses.

                       By Order of the Board of Directors
                               Richard M. Harter
                                   Secretary



                           ANNUAL REPORT ON FORM 10-K

     The Company will deliver without charge to each of its stockholders, upon their written request, a copy of the Company's most recent annual report on Form 10-K and any information contained in any subsequent reports filed with The Securities and Exchange Commission. Request for such information should be directed to Investor Relations, Concord EFS, Inc., 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133.

                             EXHIBIT 1 - PROXY CARD

                               CONCORD EFS, INC.

                       2525 Horizon Lake Drive, Suite 120
                            Memphis, Tennessee 38133

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dan M. Palmer and Thomas J. Dowling or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Concord EFS, Inc. (Concord) held by the undersigned on March 17, 2000, at the Annual Meeting of Stockholders to be held on Thursday, May 25, 2000 at Colonial Country Club, 2735 Countrywood Parkway, Memphis, Tennessee beginning at 9:30 a.m. local time, or any adjournment thereof.

                WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,
                       PLEASE SIGN AND RETURN THIS PROXY.
--------------------------------------------------------------------------------
                PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                      PROMPTLY IN THE ENCLOSED ENVLELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person and state title.
--------------------------------------------------------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

This proxy, when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the actions described in Item 1. In their direction, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof

1.   To elect directors to serve for the ensuing year.

                                                   For all   With-   For All
                                                   Nominees  hold     Except

Douglas C. Altenbern      Richard P. Kiphart         [ ]      [ ]      [ ]
Joyce Kelso               Edward A. Labry
J. Richard Buchignani     Jerry D. Mooney
Richard M. Harter         Dan M. Palmer
Paul L. Whittington


NOTE: If you do not wish your shares voted "For" a particular nominee mark the "For All Except" box and strike a line through the nominee(s) name(s). Your shares will be voted "For" the remaining nominee(s).

2. To transact such other business as may properly come before the annual meeting and any adjournments thereof.



                                CONCORD EFS, INC.

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]

CONTROL NUMBER:
RECORD DATE SHARES:







Please be sure to sign and date this Proxy.         Date:
                                                         -----------------------


----------------------------------------- --------------------------------------
              Stockholder sign here             Co-Owner sign here


DETACH CARD                                                          DETACH CARD



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